Exhibit 99.1

Black Diamond Therapeutics Appoints Wendy L. Dixon to its Board of Directors

CAMBRIDGE, Mass. and NEW YORK, April 7, 2022 (GLOBE NEWSWIRE) -- Black Diamond Therapeutics, Inc. (Nasdaq: BDTX), a precision oncology medicine company pioneering the discovery and development of MasterKey therapies, today announced the appointment of Wendy L. Dixon, Ph.D., to its Board of Directors (the “Board”). Additionally, Brad Bolzon, Ph.D., Chairman and Managing Director of Versant Ventures and a member of Black Diamond’s Board of Directors since 2017, has resigned from the Board.

“Brad’s contributions to Black Diamond over the last five years have been invaluable. He has supported the company from its founding through many stages of our development including our path to becoming a public company,” said David M. Epstein, Ph.D., President and Chief Executive Officer of Black Diamond Therapeutics. “On behalf of the Board, I would like to thank Brad for his collaboration, expertise and counsel as the company has grown.”

“I am thrilled to welcome Wendy to the Black Diamond Board of Directors. As the former Chief Marketing Officer of Bristol Myers Squibb and a seasoned director of public biopharmaceutical companies, Wendy’s proven ability to navigate regulatory and development pathways and guide biopharmaceutical companies through various stages of growth and development will be a strong addition to our Board of Directors as the company further advances its exciting pipeline of novel MasterKey therapies,” added Bob Ingram, Chairman of the Board.

Dr. Dixon has over 40 years of biopharmaceutical industry experience. Over the last four decades, she has combined her technical background and experience in drug development with leadership roles in regulatory affairs and commercial capabilities. Dr. Dixon currently serves on the Board of Directors of Alkermes plc, Incyte Corp., and Arvinas Inc. She is also the Principal of Great Meadow Consulting where she assists small- and large-cap companies with strategic planning, organizational design and talent mentoring. She previously served as the Chief Marketing Officer and President of Global Marketing at Bristol Myers Squibb for eight years and as a Senior Vice President of Marketing at Merck for five years. Prior to that, she held various executive management positions at West Pharmaceuticals, Osteotech and Centocor, as well as various positions at SmithKline and French (now GlaxoSmithKline) in marketing, regulatory affairs, project management and as a biochemist. Dr. Dixon holds a Ph.D. in Biochemistry and an M.Sc. and B.Sc. in Natural Science from the University of Cambridge.

“Black Diamond offers a unique approach to precision oncology and I am delighted to be joining the Board of Directors at this exciting time in the company’s evolution,” said Dr. Dixon. “Black Diamond’s MasterKey therapies offer the potential to meaningfully disrupt the oncology treatment landscape, and coupled with its strong leadership team, I believe that Black Diamond is well-positioned for success. I was particularly drawn to the company’s efforts to address the huge unmet medical need for new treatments for patients suffering from glioblastoma multiforme with the recently initiated clinical development of its product candidate BDTX-1535. The company has laid out clear priorities and direction for pipeline expansion and the advancement of its MasterKey therapies, and I look forward to collaborating and advising on some of these key initiatives.”

About Black Diamond

Black Diamond Therapeutics is a precision oncology medicine company pioneering the development of novel MasterKey therapies. Black Diamond is addressing the significant unmet need for novel precision oncology therapies for patients with genetically defined cancers who have limited treatment options. Black Diamond is built upon a deep understanding of cancer genetics, onco-protein function, and drug discovery. The Company’s proprietary Mutation-Allostery-Pharmacology, or MAP drug discovery engine, is designed to allow Black Diamond to analyze population-level genetic sequencing tumor data to predict and validate oncogenic mutations that promote cancer across tumor types as MasterKey mutations. Black Diamond discovers and develops selective MasterKey therapies against these families of oncogenic mutations. Black Diamond was founded by David M. Epstein, Ph.D., and Elizabeth Buck, Ph.D. For more information, please visit www.blackdiamondtherapeutics.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the continued development of MasterKey therapies and expansion of the Company’s pipeline. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include those risks and uncertainties set forth in the Company’s 2021 annual report on Form 10-K filed with the United States Securities and Exchange Commission and its other filings filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

For Investors:

Julie Seidel

investors@bdtx.com

For Media:

Kathy Vincent

(310) 403-8951

media@bdtx.com